As filed with the Securities and Exchange Commission on April 3, 1998


                                          Registration No. 333-43809

                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                           ------------------
                            AMENDMENT NO. 2
                                  TO
                               FORM S-3
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933
                          ------------------

                          CYTOGEN CORPORATION
         (Exact name of registrant as specified in its charter)

             Delaware                               22-2322400
 (State or Other Jurisdiction of                 (I.R.S. Employer
  Incorporation or Organization)                Identification No.)

                         600 College Road East
                     Princeton, New Jersey  08540
                            (609) 987-8200
  (Address, Including ZIP Code, and Telephone Number, Including Area
          Code, of Registrant's Principal Executive Offices)
                          ------------------

                      DONALD F. CRANE, JR., ESQ.
                            VICE PRESIDENT
                         GENERAL COUNSEL AND
                          CORPORATE SECRETARY
                          CYTOGEN CORPORATION
                         600 College Road East
                      Princeton, New Jersey 08540
                            (609) 987-8200
       (Name, Address, Including ZIP Code, and Telephone Number,
              Including Area Code, of Agent for Service)
                          ------------------

                               Copy to:
                       FREDERICK W. KANNER, ESQ.
                         DEWEY BALLANTINE LLP
                      1301 Avenue of the Americas
                     New York, New York 10019-6092
                            (212) 259-8000
                          --------------------

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box. [   ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of
the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]

                       CALCULATION OF REGISTRATION FEE
                       -------------------------------

Title of Shares to                 Proposed Maximum     Proposed      Amount of
  be Registered        Amount     Aggregate Price Per    Maximum    Registration
     Common          Registered        Share (1)        Aggregate      Fee (3)
   stock, par       6,250,000 (2)        $1.61           Offering       $2003
   value $.01                                             Price
   per share                                           $10,062,500


(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c).

(2) Pursuant to Rule 416 under the Securities Act of 1933, any additional shares of Common Stock issued as a result of the anti-dilution provisions of the Certificate of Designation relating to the Preferred Stock pursuant to which the Common Stock will be issued are deemed to be registered herewith.

(3) Represents the sum of $1,884 originally paid in connection with the registration of 6,000,000 shares pursuant to Rule 457(a) and $119 to register 250,000 shares of the proposed maximum aggregate price per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED APRIL 3, 1998

                              6,250,000 Shares

                            CYTOGEN CORPORATION

                               COMMON STOCK

    This Prospectus relates to up to 6,250,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of CYTOGEN Corporation ("CYTOGEN" or the "Company"), which have been registered for sale from time to time by the selling stockholders named herein or their permitted transferees or successors (the "Selling Stockholders"). Any or all of the Common Stock being registered hereby may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom they may act as agent. To the extent required, the names of the Selling Stockholders, the number of shares of Common Stock to be sold, purchase price, public offering price, the name of any agent, dealer or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying Prospectus Supplement. The Company will receive no proceeds from sales by the Selling Stockholders of the Common Stock offered hereby. The shares of Common Stock to which this Prospectus relates are issuable to the Selling Stockholders from time to time upon conversion of or as dividends on certain securities received in the Private Placement (as defined herein). All Registration Expenses (as defined herein) incurred in connection with the registration of the Common Stock to which this Prospectus relates will be borne by the Company. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments which the Selling Stockholders may be required to make in respect thereof. See "Plan of Distribution."

    The Common Stock is traded on the Nasdaq National Market under the symbol "CYTO." The last reported sale price of the Common Stock as reported by the Nasdaq National Market on March 31, 1998 was $2.16 per share.

    The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 5 for a discussion of certain factors that should be considered by prospective investors.

                         ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ----------------------

               The date of this Prospectus is April   , 1998.

    Information contained herein is subject to completion or amendment.
A registration statement relating to these Securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these Securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Securities laws of any such state.

                         AVAILABLE INFORMATION
                         ---------------------

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed a Registration Statement on Form S-3 with the Commission under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information, reference is made to the Registration Statement, including the financial schedules and exhibits incorporated therein by reference or filed as a part thereof. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's following Regional Offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Reports, proxy statements and other information filed electronically by the Company with the Commission are available at the Commission's world wide web site at http://www.sec.gov. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CYTO," and reports, proxy statements and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement shall be deemed qualified in its entirety by such reference. The Company maintains a world wide web site at http://www.cytogen.com.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
              -----------------------------------------------

    The following documents have been filed with the Commission by the Company and are incorporated herein by reference in this Prospectus and made a part hereof: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; and (ii) all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this
Prospectus.    The Company will provide without charge to each person to
whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Cytogen Corporation,
Attention: Investor Relations, 600 College Road East, CN 5308, Princeton, New Jersey 08540-5308, Telephone: (609) 987-8200.
                         --------------------

    No person has been authorized in connection with the offering made hereby to give any information or make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or solicitation of any offer to buy any of the Securities offered hereby in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                              RISK FACTORS
                              ------------

    Prospective investors in the Common Stock offered hereby should carefully consider the following risk factors, in addition to the other information contained in this Prospectus and the documents incorporated herein. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus and the documents incorporated herein by reference.

History of Operating Losses; Accumulated Deficit; Uncertainty of
----------------------------------------------------------------
Profitability; Fluctuating Results of Operations
------------------------------------------------
    The Company has incurred substantial operating losses since inception and, as of December 31, 1997, had an accumulated deficit of approximately $289 million. During 1996 and 1997 the Company incurred net losses of $28,337,000 and $32,064,000, respectively, and operating losses of $24,862,000 and $31,278,000, respectively. Such losses have resulted principally from expenses incurred in the Company's research and development activities, including, without limitation, the acquisition of complementary products and technologies, seeking regulatory approvals, related preclinical and clinical studies and the preparation of submissions to the United States Food and Drug Administration (the "FDA"), development of sales, marketing, manufacturing and distribution channels, development of internal manufacturing capabilities relating to ProstaScint, and general and administrative expenses. The Company expects to incur significant operating losses in the future primarily due to the Company's continued research and product development efforts, costs associated with the acquisition of complementary products and technologies and their related development and commercialization expenses, and the further expansion of the Company's sales, marketing, manufacturing and distribution activities. The Company's ability to achieve and maintain profitability is highly dependent upon the successful commercialization of its products, including Quadramet and ProstaScint. Further, the markets targeted by the Company are heavily regulated and are characterized by an increasing number of entrants, intense competition and a high rate of failure. There can be no assurance that the Company will ever be able to successfully commercialize its products or that profitability will ever be achieved. The Company's results of operations have fluctuated in the past on an annual and quarterly basis and may fluctuate significantly from period to period in the future, depending upon a number of factors, including, without limitation, the degree of market acceptance of the Company's products, the timing of regulatory approvals and other regulatory announcements, variations in the Company's sales, marketing, manufacturing and distribution channels, the timing and successful integration of acquired complementary products and technologies, the timing of new product announcements and introductions by the Company and its competitors, product obsolescence resulting from new product introductions and other factors, many of which are outside the Company's control. Due to one or more of the aforementioned factors, in one or more future quarters the Company's results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of the Company's Common Stock could be materially and adversely affected.

Future Capital Needs; Uncertainty of Additional Financing
---------------------------------------------------------
    The Company has incurred negative cash flows from operations since its inception, and has expended, and expects to continue to expend in the future, substantial funds to complete its planned product development efforts, including acquisition of products and complementary technologies, research and development, clinical studies and regulatory activities, and to further expand its marketing, sales, manufacturing and distribution activities. The Company expects that its existing capital resources and other available sources of financing will be adequate to fund the Company's operations into 1999. No assurance can be given that the Company will not consume a significant amount of its available resources before that time. In addition, the Company expects that it will have additional requirements for debt or equity capital, irrespective of whether and when it reaches profitability, for further development of products, product and technology acquisition costs, and working capital. Any additional equity financing may result in dilution to shareholders, and any additional debt financing may entail restrictions on the Company's right to declare dividends or on the manner in which the Company conducts its business. The Company's future capital requirements and the adequacy of available funds will depend on numerous factors, including the successful commercialization of its products, the costs associated with the acquisition of complementary products and technologies, progress in its product development efforts, the magnitude and scope of such efforts, progress with preclinical studies and clinical trials, progress with regulatory affairs activities, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, and the expansion of strategic alliances for the sales, marketing, manufacturing and distribution of its products. To the extent that funds generated from the Company's product-related sales and license and contract revenues, together with its existing capital resources are insufficient to meet current or planned operating requirements, the Company will be required to obtain additional funds through equity or debt financing, strategic alliances with corporate partners and others, or through other sources. The Company has a commitment pursuant to which it may issue up to $12.5 million in additional series of convertible preferred stock, under certain conditions, however, there can be no assurance that such conditions will be met. If adequate funds are not available, the Company may be required to delay, scale back or eliminate certain aspects of its operations or attempt to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets. If adequate funds are not available, the Company's business, financial condition and results of operations will be materially and adversely affected.

Uncertainty Regarding Ability to Continue as a Going Concern
------------------------------------------------------------
    The Company's independent accountants, Arthur Andersen LLP, in their report contained in the Company's Annual Report (the "Annual Report") for the year ended December 31, 1997 (which is incorporated by reference herein), included an explanatory paragraph indicating their view that the Company's cash on hand was not adequate at that time to sustain operations at current levels for a one year period, and expressed substantial doubt about the ability of the Company to continue as a going concern. There can be no assurance that future financial statements will not include a similar explanatory paragraph if the Company is unable to raise sufficient funds or generate sufficient cash flow from operations to cover the cost of its operations. The inclusion of such an explanatory paragraph could raise concerns about the ability of the Company to fulfill its contractual obligations, thereby adversely affecting the Company's relationships with third parties, and could impact the ability of the Company to complete future financings. Accordingly, the inclusion of such a paragraph in the Annual Report and in any future financial statements could have a material adverse effect on the Company's business, business prospects, financial condition or results of operations.

Dependence on Quadramet and ProstaScint
---------------------------------------
    No significant history of revenues exists with respect to any of the Company's products. Quadramet and ProstaScint were introduced to the market during the first half of 1997 and are expected to account for a significant percentage of the Company's product related revenues for the foreseeable future. For the year ended December 31, 1997, revenues related to Quadramet and ProstaScint accounted for over 86% of the Company's product related revenues. There can be no assurance that Quadramet and ProstaScint will achieve market acceptance. The Company's success will be dependent upon the acceptance of Quadramet and ProstaScint by the medical community (including health care providers such as hospitals and physicians), and third-party payors (including Medicare, Medicaid, private insurance carriers and health maintenance organizations) as safe, effective and cost efficient alternatives to other available treatment and diagnostic protocols. DuPont Merck is responsible for marketing Quadramet to managed care organizations ("MCOs"), while CYTOGEN and BARD market ProstaScint to the MCOs. CYTOGEN's focus is to increase the MCOs awareness of and to obtain coverage for ProstaScint while BARD is working with the MCOs to incorporate ProstaScint in the MCOs' patient practice guidelines. The Company believes that efforts to market ProstaScint to physicians and hospitals have been well received, based on increasing quarterly sales, statements by physicians to Company employees as to the benefits of ProstaScint and presentations on ProstaScint by physicians at medical association meetings. There can be no assurance that Quadramet or ProstaScint will achieve market acceptance on a timely basis, or at all. The failure of Quadramet or ProstaScint to achieve market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the use of certain of the Company's products requires varying degrees of training by physicians, technicians and other health care professionals prior to usage for diagnosis or therapy. In particular, the approved indication for ProstaScint requires the medical imaging community, including technologists and physicians, to successfully complete the Company's Partner's in Excellence Program ("PIE" Program), a proprietary training program which is designed to ensure appropriate acquisition and interpretation of ProstaScint images. The successful completion of such program generally takes up to one month, requires annual maintenance certification and has an enrollment backlog of approximately eight months. The backlog for enrollment may have had and may continue to have an impact on sales, although the Company cannot quantify the amount of sales which could have been or could be obtained without the backlog. The Company incurs the costs of training physicians in the administration of and diagnosis using ProstaScint. The failure of such health care professionals to devote adequate time or resources for such education or training could delay the market acceptance of such products, particularly ProstaScint, and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has licensed the rights to Quadramet from Dow Chemical pursuant to a license agreement expiring on the later or May 13, 2013 or upon the expiration of patents covering Quadramet. Such rights are currently limited to North, South and Central America. There can be no assurance that Quadramet or ProstaScint will be accepted in any markets outside the United States due to the influence of established medical practices, and other social and economic factors beyond the Company's control.

Dependence on Receipt of Regulatory Approvals for, and Successful
------------------------------------------------------------------
Commercialization of, ALT
-------------------------
    The Company has recently halted its Cellcor subsidiary's Autologous Lymphocyte Therapy ("ALT") program until it acquires a corporate partner for the program or sells Cellcor to another healthcare company. The Company had completed Phase III clinical trials relating to ALT and had previously planned to file a Biologics License Application ("BLA") with the FDA during early 1998. The Company can give no assurance that it will be able to attract a partner for further development of the ALT program, or to arrange a sale of the business on a timely basis or on suitable terms. Furthermore, should the project be continued with a partner, success of the program will be dependent upon its ability to receive timely approval from
the FDA for the marketing of ALT for its proposed indications.   The FDA
approval process is unpredictable and uncertain, and no assurance can be given that the necessary approvals or clearances for ALT will be granted in a timely manner, or at all. Further, if the project were continued and approved by the FDA, there can be no assurance that ALT would achieve market acceptance by the medical community, including health care providers, such as hospitals and physicians, and third-party payors, as a safe, effective and cost efficient alternative to other available treatment protocols.

Dependence on Collaborative Partners
------------------------------------
    The Company has entered into collaborative and licensing arrangements with large pharmaceutical companies, licensees and third parties with respect to the manufacture, sales, marketing and distribution of certain of the Company's products and product candidates and technologies. In particular, the Company has entered into a sub-license with The DuPont
Merck Pharmaceutical Company ("DuPont Merck") relating to the Quadramet technology the Company licensed from Dow Chemical under the sub-license. DuPont Merck is responsible for manufacturing, marketing, selling and distributing Quadramet in its oncological applications in the United
States. Under the sub-license, the Company may promote Quadramet to nuclear medicine specialists, although it has not engaged in such co-promotion to date. This sub-license expires on the later of December 20, 2014 or upon the expiration of the patents covering Quadramet. In addition, the Company is party to a co-promotion agreement with C.R. BARD, Inc. ("BARD"), pursuant to which BARD's Urological Division has the exclusive right to market ProstaScint to urologists. As a result, these aspects of the Company's sales, marketing, manufacturing and distribution activities will be outside the direct control of the Company. There can be no assurance that DuPont Merck or BARD will perform all of their obligations under their arrangements with the Company. In addition, there can be no assurance that any such arrangements will be renewed or any new arrangements will be available on acceptable terms, if at all, or that any such arrangements, if entered into, will be successful. In the event that DuPont Merck or BARD do not successfully sell, market, manufacture and distribute Quadramet and ProstaScint, respectively, or breach their obligations to the Company, the successful commercialization of Quadramet and ProstaScint would be delayed, which could have a material adverse effect on the Company's business, financial condition and results of operations. Accordingly, the Company's success with respect to Quadramet and ProstaScint will depend, in significant part, upon the subsequent success of the efforts of DuPont Merck and BARD. Further, the Company is dependent upon the efforts of Elan Corporation, plc ("Elan") in connection with the development of product candidates, including a collaboration with respect to a synthetic peptide developed with the Company's proprietary Genetic Diversity Library ("GDL") technology, and as to various products in development by Targon Corporation ("Targon"), a subsidiary of the Company which is managed and funded jointly by the Company and Elan. (See "Business of the Company" for a further description of GDL technology.)
The failure by Elan to perform its obligations under agreements with the Company would delay or preclude the development of certain of the Company's product candidates, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    There can be no assurance that the Company will be able to maintain its existing collaborative arrangements or enter into collaborative and license arrangements in the future on acceptable terms, if at all, that such arrangements will be successful, that the parties with which the Company has or may establish arrangements will perform their obligations under such arrangements, or that potential collaborators will not compete with the Company by seeking alternative means of developing products for the indications targeted by the Company. There can also be no assurance that the Company's existing or any future arrangements will lead to the development of product candidates or technologies with commercial potential, that the Company will be able to obtain proprietary rights or licenses for the proprietary rights with respect to any product candidates or technologies developed in connection with these arrangements, or that the Company will be able to ensure the confidentiality of any proprietary rights and information developed in such arrangements or prevent the public disclosure thereof.

Limited Sales, Marketing and Distribution Capabilities
------------------------------------------------------
    The Company has limited internal sales, marketing and distribution capabilities. With respect to the sales, marketing and distribution of Quadramet and ProstaScint, the Company is substantially dependent on the efforts of DuPont Merck and BARD, respectively. Failure successfully to establish and maintain significant sales, marketing and distribution efforts, either internally or through arrangements with third parties, would have a material adverse effect on the Company's business, financial condition and results of operations.

Limited Marketing History
-------------------------
    The Company has a limited marketing history for its principal commercial products, ProstaScint and Quadramet. ProstaScint was approved for marketing by the FDA in October, 1996, and commercially launched in February, 1997. Quadramet was approved for marketing by the FDA in March 1997 and launched by DuPont Merck in June, 1997. ProstaScint sales have experienced continued growth since product launch, with sales increases during each successive quarter. However, there can be no assurance that such growth will continue. Quadramet sales during the period from its initial launch have been below the levels of minimum royalty payments. Growth during early months was limited by the need for hospitals to obtain license amendments under federal and state law to receive and handle this new radioactive product. In addition, initial marketing efforts by the Company's commercial partner, DuPont Merck, were directed to nuclear medicine physicians who directly administer the product to patients. While management believes this additional sales effort was necessary to generate product awareness, the Company believes that marketing to oncologists and urologists, the primary caregivers for likely candidates for treatment with Quadramet, is necessary for extensive penetration into the market. The failure of ProstaScint and Quadramet to achieve commercial success could have a material adverse effect on the Company's business and results of operations. In addition, the Company's GDL products are experimental and, to the expert that such approval could be required, have not received marketing approval by the FDA.

Risks Associated with Manufacturing; Third-Party Manufacturers' Dependence
--------------------------------------------------------------------------
on Single Source Suppliers
--------------------------
    The Company's products must be manufactured either internally or through third-party manufacturers in compliance with regulatory requirements and at commercially acceptable costs. Quadramet is manufactured by DuPont Merck pursuant to an agreement with CYTOGEN. While the Company believes that its manufacturing operations currently address the Company's needs for its other products, there can be no assurance that the Company will be able to continue to manufacture such products on a commercially reasonable basis, that the Company will have the capacity to manufacture additional products and product candidates or successfully outsource such manufacturing needs. The failure of the Company to successfully manufacture or arrange for the manufacture of its products and product candidates would have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition, certain components of Quadramet, particularly Samarium-153 ("Sm-153") and EDTMP, are provided to DuPont Merck by sole source suppliers. Due to its radiochemical properties, Sm-153 must be produced on a weekly basis by its supplier in order to meet DuPont Merck's manufacturing requirements. On one occasion, DuPont Merck was unable to manufacture Quadramet on a timely basis due to the failure of the sole source supplier to provide an adequate supply of Sm-153. In the event that DuPont Merck is unable to obtain sufficient quantities of such components on commercially reasonable terms, or in a timely manner, DuPont Merck would be unable to manufacture Quadramet on a timely and cost-competitive basis which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, alternative sources for certain of these components may not be readily available.
Thus, the loss by DuPont Merck of its sources for such components could result in an interruption of supply and could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company and its third party manufacturers are required to adhere to FDA regulations setting forth requirements for current Good Manufacturing Practices ("cGMP") and similar regulations in other countries, which include extensive testing, control and documentation requirements. Ongoing compliance with cGMP, labeling and other applicable regulatory requirements is monitored through periodic inspections and market surveillance by state and federal agencies, including the FDA, and by comparable agencies in other countries. Failure of the Company and its third-party manufacturers to comply with applicable regulations could result in sanctions being imposed on the Company, including fines, injunctions, civil penalties, failure of the government to grant premarket clearance or premarket approval of drugs, delays, suspension or withdrawal of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions.

Risks Associated with Reimbursement by Third-Party Payors
---------------------------------------------------------
    The business, financial condition and results of operations of biotechnology and pharmaceutical companies, including CYTOGEN, will continue to be affected by the efforts of governments and other third-party payors to contain or reduce the costs of healthcare through various means. There have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement government control of pricing and profitability of therapeutic and diagnostic imaging agents. In addition, an increasing emphasis on managed care has and will continue to increase the pressure on pricing of these products. While the Company cannot predict whether such legislative or regulatory proposals will be adopted or the effects such proposals or managed care efforts may have on its business, the announcement of such proposals and the adoption of such proposals or efforts could have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent such proposals or efforts have a material adverse effect on other companies that are prospective corporate partners for the Company, the Company's ability to establish strategic alliances may be materially and adversely affected. In addition, sales of the Company's products will be dependent, in part, on the availability of reimbursement to the consumer from third-party payors, including Medicare, Medicaid, and private health insurance plans. Third-party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that the Company's products will be considered cost-effective and that reimbursement to consumers will be available, will continue to be available, or will be sufficient to allow the Company to sell its products on a competitive basis. Reimbursement by a third-party payor may depend on a number of factors, including the payor's determination that the use of the Company's products are clinically useful and cost-effective, medically necessary and not experimental or investigational. Since reimbursement approval is required from each payor individually, seeking such approvals can be a time consuming and costly process which could require the Company to provide supporting scientific, clinical and cost-effectiveness data for the use of the Company's products to each payor separately. Failure of the Company to secure adequate third party reimbursement for its products would have a material adverse effect on its business, financial condition and results of operations. ALT and GDL technology are, at present, experimental. The GDL technology may or may not itself be the subject of an application for FDA approval, and may be used for the development of products for which approval is sought. None of the Company's FDA approved products are experimental.

Competition
-----------
    The biotechnology and pharmaceutical industries are subject to intense competition, including competition from large pharmaceutical companies, biotechnology companies and other companies, universities and research institutions. Competition with the Company's existing therapeutic products is posed by a wide variety of other firms, including firms which provide products used in more traditional treatments or therapies, such as external beam radiation, chemotherapy agents, narcotic analgesics and radiopharmaceuticals. In addition, the Company's existing and potential competitors may be able to develop technologies that are as effective as, or more effective than those offered by the Company, which would render the Company's products noncompetitive or obsolete. Moreover, many of the Company's existing and potential competitors have substantially greater financial, marketing, sales, manufacturing, distribution and technological resources than the Company. Such existing and potential competitors may be in the process of seeking FDA or foreign regulatory approval for their respective products or may also enjoy substantial advantages over the Company in terms of research and development expertise, experience in conducting clinical trials, experience in regulatory matters, manufacturing efficiency, name recognition, sales and marketing expertise and distribution channels. In addition, many of these companies may have more experience in establishing third-party reimbursement for their products. Accordingly, there can be no assurance that the Company will be able to compete effectively against such existing or potential competitors or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

Uncertainty Relating to Licenses, Patents and Proprietary Rights
----------------------------------------------------------------
    The Company is highly dependent upon its proprietary technology and seeks to protect such technology through a combination of patents, licenses and trade secrets. The Company has applied for and obtained patent protection and has licensed other patents for certain proprietary aspects of its technology and processes in the U.S. and in other countries. In particular, the Company is dependent upon the enforceability of its license with Dow with respect to the technology underlying its Quadramet product. There can be no assurance that the Company's owned and licensed patents will prove to be enforceable or that additional patents will be issued. Neither can assurance be given that the technologies used by the Company do not infringe upon the proprietary rights of others, although the Company is not aware of any such infringement or any adverse claim. The Company could incur substantial costs in seeking enforcement of its patents against infringement or the unauthorized use of its trade secrets by others or in defending itself against patent infringement claims by others. Insofar as the Company also relies in part on trade secrets and unpatented know-how to maintain its competitive position, there can be no assurance that others will not independently develop similar or superior technologies or that the Company's trade secrets and know-how will not become known to others.

    The Company's success will depend, in part, on its ability, and the ability of its collaborators or licensors, to obtain protection for its products and technologies under United States and foreign patent laws, to preserve its trade secrets, and to operate without infringing the proprietary rights of third parties. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the biopharmaceutical industry places considerable importance on obtaining, and maintaining, patent and trade secret protection for new technologies, products and processes. The Company has obtained rights to certain patents and patent applications and may, in the future, obtain, or seek rights from third parties to additional patents and patent applications. There can be no assurance that patent applications relating to the Company's products or technologies will result in patents being issued, that any issued patents will afford adequate protection to the Company, or that such patents will not be challenged, invalidated, infringed or circumvented. Furthermore, there can be no assurance that others have not developed, or will not develop, similar products or technologies that will compete with those of the Company without infringing upon the Company's intellectual property rights.

    Legal standards relating to the scope of claims and the validity of patents in the biopharmaceutical industry are uncertain and still evolving, and no assurance can be given as to the degree of protection that will be afforded any patents issued to, or licensed by, the Company. There can be no assurance that, if challenged by others in litigation, any patents assigned to or licensed by the Company will not be found invalid. Furthermore, there can be no assurance that the Company's activities would not infringe patents owned by others. Defense and prosecution of patent matters can be expensive and time-consuming and, regardless of whether the outcome is favorable to the Company, can result in the diversion of substantial financial, management and other resources. An adverse outcome could subject the Company to significant liability to third parties, require the Company to obtain licenses from third parties, or require the Company to cease any related research and development activities and product sales. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. Moreover, the laws of certain countries may not protect the Company's proprietary rights to the same extent as United States law.

    The Company's success also is dependent upon the skill, knowledge, and experience of its scientific and technical personnel. To help protect its rights, the Company requires all employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company and require disclosure, and in most cases, assignment to the Company, of their ideas, developments, discoveries and inventions. There can be no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

Uncertainties Relating to Product Development
---------------------------------------------
    Product development involves a high degree of risk. There can be no assurance that the Company's product candidates will prove to be safe and effective, will receive the necessary regulatory approvals or will ultimately achieve market acceptance. These product candidates will require substantial additional investment, laboratory development, clinical testing and regulatory approvals prior to their commercialization. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products. The Company's inability to successfully develop and commercialize products on a timely basis or at all, or achieve market acceptance of such products, could have a material adverse effect on the Company's business, financial condition and results of operations.

    Before obtaining regulatory approvals for the commercial sale of any of its products under development, the Company must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target indication. The results from preclinical studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the Company's clinical trials will demonstrate the safety and efficacy of any products or will result in marketable products. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. In addition, there can be no assurance that product issues will not arise following successful clinical trials and FDA approval.

    The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result in increased costs and delays, which could have a material adverse effect on the Company.

Government Regulation
---------------------
    Any products tested, manufactured or distributed by the Company or on the Company's behalf pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by numerous regulatory authorities, including primarily the FDA. Changes in existing requirements or adoption of new requirements or policies could adversely affect the ability of the Company to comply with regulatory requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will not be required to incur significant costs to comply with laws and regulations in the future or that laws or regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations.

    The preclinical testing, clinical trials, manufacture and promotion of any compounds developed by the Company or its collaborative partners and the manufacturing and marketing of any drugs resulting therefrom are subject to regulation by numerous federal, state and local governmental authorities in the United States, principally the FDA, and by similar agencies in other countries in which drugs developed by the Company or its collaborative partners may be tested and marketed (each of such federal, state, local and other authorities and agencies, a "Regulatory Agency"). The drug development and regulatory approval process is lengthy, expensive, uncertain and subject to delays. In all circumstances, approval of the use of previously unapproved radioisotopes in certain of the Company's products requires approval of either the Nuclear Regulatory Commission or equivalent state regulatory agencies. A radioisotope is an unstable form of an element which undergoes radioactive decay, thereby emitting radiation which may be used, for example, to image or destroy harmful growths or tissue. There can be no assurance that such approvals will be obtained on a timely basis, or at all. Any compound developed by the Company or its collaborative partners must receive Regulatory Agency approval before it may be marketed as a drug in a particular country. The regulatory process, which includes preclinical testing and clinical trials of each compound in order to establish its safety and efficacy, varies from country to country, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent Regulatory Agency approval. In addition, delays or rejections may be encountered based upon changes in Regulatory Agency policy during the period of drug development and/or the period of review of any application for Regulatory Agency approval for a compound. Delays in obtaining Regulatory Agency approvals could adversely affect the marketing of any products developed by the Company or its collaborative partners, impose costly procedures upon the Company's and its collaborative partners' activities, diminish any competitive advantages that the Company or its collaborative partners may attain and adversely affect the Company's ability to receive royalties.

    There can be no assurance that, even after such time and expenditures, Regulatory Agency approvals will be obtained for any compounds developed by or in collaboration with the Company. Moreover, if Regulatory Agency approval for a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed that could limit the potential market for any such drug. Furthermore, if and when such approval is obtained, the marketing, manufacture, labeling, storage and record keeping related to the Company's products would remain subject to extensive regulatory requirements. Discovery of previously unknown problems with a drug, its manufacture, or its manufacturer may result in restrictions on such drug, manufacture or manufacturer, including withdrawal of the drug from the market. Failure to comply with regulatory requirements could, among other things, result in fines, suspension of regulatory approvals, operating restrictions and criminal prosecution.

    Further, the U. S. Food, Drug and Cosmetics Act requires that the Company's products be manufactured in FDA registered facilities subject to inspection. The manufacturer must be in compliance with cGMP which imposes certain procedural and documentation requirements upon the Company and its manufacturing partners with respect to manufacturing and quality assurance activities. Noncompliance with cGMP can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, failure of the government to grant premarket clearance or premarket approval for drugs, withdrawal of marketing approvals and criminal prosecution. Any failure by the Company or its manufacturing partners to comply with the requirements of cGMP could have a material adverse effect on the Company's business, financial condition and results of operations.

Attraction and Retention of Key Personnel
-----------------------------------------
    The Company is highly dependent on the principal members of its scientific and management staff, the loss of whose services might significantly delay or prevent the achievement of research, development or strategic objectives. The Company's success will depend on its ability to retain key employees and to attract additional qualified employees. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain existing personnel and to attract, assimilate or retain additional highly qualified employees in the future. None of the Company's key personnel have employment agreements with the Company. If the Company is unable to hire and retain personnel in key positions, such inability would have a material adverse effect on the Company's business, financial condition and results of operations.

Management Succession
---------------------
    The Company has recently announced that Dr. John E. Bagalay, a member of the Board of Directors, has been elected to serve as President and Chief Executive Officer on an interim basis pending recruitment of a candidate for the Chief Executive Officer position. Dr. Thomas J. McKearn, the Company's previous Chairman, President and Chief Executive Officer resigned that position and returned to a scientific role in the Company. Mr. William
C. Mills III was elected Chairman of the Board of Directors, a role he previously occupied from January, 1995 to May, 1996. The Board of Directors of the Company (the "Board of Directors") is currently engaged in a search for a Chief Executive Officer. No assurance can be given as to the Company's ability to locate or secure the employment of a suitably qualified candidate on a timely basis, or at all. In addition, Dr. Bagalay is also serving as Chief Financial Officer on an interim basis. The Board of Directors plans to conduct a search for a permanent Chief Financial Officer following selection of a new Chief Executive Officer, although no assurance can be given as to the Company's ability to locate a suitable candidate for this position on a timely basis, or at all.

Potential Inadequacy of Product Liability Insurance
---------------------------------------------------
    The Company's business is subject to product liability risks inherent in the testing, manufacturing and marketing of its products. There can be no assurance that product liability claims will not be asserted against the

Company, its collaborators or licensees. While the Company currently maintains product liability insurance in amounts it believes are adequate, there can be no assurance that such coverage will be adequate to protect the Company against future product liability claims or that product liability insurance will be available to the Company in the future on commercially reasonable terms, if at all. Furthermore, there can be no assurance that the Company will be able to avoid significant product liability claims and adverse publicity. Consequently, a product liability claim or other claim with respect to uninsured or underinsured liabilities could have a material adverse effect on the Company's business, financial condition and results of operations.

Environmental Regulation
------------------------
    The Company is subject to a variety of local, state and federal government regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic, infectious or other hazardous substances used to manufacture the Company's products. Any failure by the Company to control the use, disposal, removal or storage of hazardous chemicals or toxic substances could subject the Company to significant liabilities, which could have a material adverse effect on the Company's business, financial condition and results of operations.

Volatility of Stock Price
-------------------------
    The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of the Company's Common Stock has fluctuated over a wide range and may continue to fluctuate. Announcements concerning the Company or its competitors, including the results of clinical trials, technological innovations or new commercial products, changes in governmental regulation or the status of the Company's regulatory approvals or applications, changes in earnings, changes in health care policies and practices, developments or disputes concerning proprietary rights, litigation or public concern as to safety of the Company's potential products as well as changes in general market conditions may have a significant effect on the market price of the Company's Common Stock. Fluctuations or decreases in the trading price of the Common Stock may adversely affect the Company's ability to raise capital through future equity financings.

Anti-takeover Considerations
----------------------------
    The Board of Directors has the authority, without further action by the holders of Common Stock, to issue from time to time, up to 5,398,250 additional shares of preferred stock (after giving effect to the issuance of the Series B Convertible Preferred Stock pursuant to the Private Placement) in one or more classes or series, and to fix the rights and preferences of such preferred stock. The Company is subject to provisions of Delaware corporate law which, subject to certain exceptions, will prohibit the Company from engaging in any "business combination" with a person who, together with affiliates and associates, owns 15% or more of the Company's Common Stock (an "Interested Stockholder") for a period of three years following the date that such person became an Interested Stockholder, unless the business combination is approved in a prescribed manner. These provisions of the Company's Certificate of Incorporation and of Delaware law may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over market price and may adversely affect the market price, and the voting and other rights of the holders, of the Common Stock.

No Dividends
------------
    The Company has never paid any cash dividends on the Common Stock and anticipates that, for the foreseeable future, it will continue to retain any earnings for use in the operation of its business and does not intend to pay dividends on the Common Stock. Further, the payment of dividends on the Common Stock will be subordinate to the rights of the holders of the Company's outstanding Series B Convertible Preferred Stock (the "Series B Preferred Stock") to receive payment of any unpaid and accrued dividends.

                         BUSINESS OF THE COMPANY
                         -----------------------

    CYTOGEN licenses, discovers and develops site-specific biopharmaceutical products for the treatment and diagnosis of cancer and other diseases. The Company's product Quadramet has been approved by the FDA and is marketed for the treatment of bone pain arising from the spread of cancer to the bone ("bone metastasis"). The Company's product ProstaScint has been approved and is marketed as a diagnostic imaging agent for prostate cancer. The Company has formed a collaborative arrangement with Elan pursuant to which the parties intend to focus on the rapid, cost-efficient identification and development of therapeutic and supportive care products for patients with cancer. CYTOGEN is also conducting research and development relating to the use of its proprietary GDL technology, a peptide research and development program with broad potential applications in drug delivery and drug discovery.

    Quadramet received FDA approval in March 1997 for relief of bone pain in patients with confirmed osteoblastic bone lesions that image on conventional bone scan. Quadramet is licensed in North America and Latin America on an exclusive basis from Dow Chemical ("Dow"). Historically, treatments for such severe bone pain have included external beam radiation therapy, narcotic analgesics and other radiopharmaceuticals. The Company believes that Quadramet will be competitive with these alternatives based on its safety, efficacy and ease of administration. The Company intends to expand the use of Quadramet within the currently approved indication and to perform clinical trials and seek regulatory approval to extend its use to new indications such as high-dose therapy for cancer patients, and for use in refractory rheumatoid arthritis patients. The Company has entered into an exclusive agreement with DuPont Merck for the manufacture and marketing of Quadramet in North, South and Central America. CYTOGEN currently receives royalty revenue from DuPont Merck based on a percentage of sales of Quadramet or guaranteed minimum payments, whichever is greater.


    ProstaScint has been approved by the FDA for use in identification of prostate cancer metastases for both newly diagnosed patients at high risk of metastases and for patients with suspected disease recurrence following the failure of initial therapy. In order to ensure appropriate acquisition and interpretation of ProstaScint images, the FDA approval for ProstaScint requires medical imaging community members to successfully complete the Company's PIE training and certification program. Further, to facilitate market acceptance of ProstaScint with urologists, the Company has entered into a co-promotion agreement with BARD.

    On March 25, 1998, the Company announced that based on an ongoing review and prioritization of its business opportunities, it will delay submission of a BLA for ALT. CYTOGEN is currently seeking potential partners for future funding and development of ALT. The Company will also consider the sale of Cellcor to another healthcare company. ALT is a proprietary cellular therapy which has been under development by Cellcor for the treatment of mRCC, a life threatening kidney cancer, for which adequate therapies do not exist. Cellcor completed pivotal Phase III clinical trials of ALT in mRCC patients in January 1997, and the Company believes the results of the trials are favorable. Targon, a majority-owned subsidiary of CYTOGEN, was created in September 1996 by CYTOGEN and Elan. Targon draws upon Elan's expertise in drug delivery and enhanced formulation and CYTOGEN's strength in the development and registration of cancer products. Targon has entered into an agreement with Duke University under which Targon will provide up to $3.75 million over a three year period to support research and testing with respect to anti-cancer drugs. In exchange, Targon will receive an option to license products from funded programs and a right to first review as to licenses for certain other inventions in the field of cancer during the three year term of the agreement. Funding for contributions during 1998 will be made from Targon's restricted cash reserve, and are not expected to have any impact on CYTOGEN's capital needs or liquidity during 1998. On March 31, 1998, Elan exchanged its shares of the Company's Series A Convertible Preferred Stock and thereby acquired 50% of CYTOGEN's 99.75% ownership of Targon, as contemplated by the terms of such Series A. CYTOGEN is negotiating to divide Targon assets and liabilities between the parties in keeping with CYTOGEN's continuing review of its business opportunities and use of funds.

    CYTOGEN's GDL program consists of research on long peptides that fold to form complex three-dimensional structures, some of which mimic important biological structures, and may therefore mediate important biological functions. A peptide is a small protein or a piece of a protein, which is made up of a chain of amino acids. Proteins make up cells, cellular structures and living matter. Proteins have a variety of functions important to life processes and physiology, including disease. Synthetic peptides are made by laboratory procedures that assemble amino acids in sequences, which may or may not occur naturally. Synthetic peptides can be used to decipher and manipulate the chemical communication that occurs at the molecular level in cells, thereby providing the opportunity to understand and develop products or processes which, for example, may interfere with the disease process. The Company believes that the ability of these compounds to bind to predetermined sites may mediate certain therapeutic or diagnostic effects more effectively than other existing products. The Company has entered into a number of collaborative arrangements for the research, development and commercialization of various aspects of this technology.

    The Company has not paid cash dividends on its Common Stock. The Company currently intends to retain earnings for use in the development and expansion of its business and, therefore, does not anticipate paying cash dividends on its Common Stock in the future.

                             USE OF PROCEEDS
                             ---------------

    The Company will not receive any of the proceeds from the sale of Common Stock being offered by this Prospectus.

                           SELLING STOCKHOLDERS
                           --------------------

    The following table sets forth certain information regarding the beneficial ownership of Common Stock by the Selling Stockholders as of April 2, 1998, and the number of shares of Common Stock covered by this Prospectus.


                                                 Number of Shares of                                         Number of Shares of
                                              Common Stock Beneficially          Number of Shares of     Common Stock Beneficially
Name and Address                                         Owned                  Common Stock Offered         Owned Following the
Stockholder                                    Prior to the Offering (1)              Hereby (2)                 Offering (3)
-----------                                    -------------------------              ----------                 ------------

                                              # of Shares      % of Class     # of Shares     % of Class
                                              -----------      ----------     -----------     ----------
Southbrook International Investments, Ltd.     2,499,767          4.36         2,566,237         4.47                  0
c/o Trippoak Advisors, Inc.
630 Fifth Avenue, Suite 2000
New York, NY  10111

Westover Investments L.P.                        914,579          1.60           927,873         1.62                  0
777 Main Street, Suite 2750
Fort Worth, TX  76102

Montrose Investments L.P.                      1,371,869          2.39         1,391,810         2.42                  0
777 Main Street, Suite 2750
Fort Worth, TX 76102

Heracles Fund                                    438,076           .76           454,693          .79                  0
Bank of Bermuda (Cayman) Limited
P.O. Box 513
3rd Floor, British American Center
Dr. Roy's Drive
Georgetown, Grand Cayman
Cayman Islands, BWI

Themis Partners, L.P.                            438,076           .76           454,693          .79                  0
c/o Promethean Investment Group L.L.C.
40 West 57th Street, Suite 1520
New York, NY  10019

Brown Simpson Strategic Growth Fund, L.P.        175,230           .31           181,878          .32                  0
152 West 57th Street, 40th Floor
New York, NY  10019

Brown Simpson Strategic Growth Fund, Ltd.        262,845           .46           272,816          .47                  0
152 West 57th Street, 40th Floor
New York, NY  10019

                          -----------------------------


                                    18


(1) Includes (i) the number of shares of Common Stock issued or issuable upon conversion of shares of the Company's Series B Convertible
    Preferred Stock, assuming, with respect to unconverted shares, conversion at the formula price in effect on April 2, 1998 (which price will fluctuate from time to time based on changes in the market price of the Common Stock  and provisions in the formula for
    determining the conversion price).   The Series B Preferred Stock was
    issued by the Company to the Selling Stockholders in December 1997 in
    a transaction exempt from the registration requirements of the
    Securities Act of 1933 pursuant to Regulation D thereunder (the
    "Private Placement").

(2) In order to provide for (i) fluctuations in the market price of the Common Stock, (ii) provisions in the formula for determining the conversion price of the Series B Preferred Stock set forth in the terms thereof (see "Description of Series B Convertible Preferred
    Stock") and (iii) shares of Common Stock which may be issued in payment of dividends on the Series B Preferred Stock, the aggregate number of shares of Common Stock registered hereby exceeds the aggregate number of such shares issuable upon conversion of shares of the Series B Preferred Stock at the conversion price in effect on the date hereof. For each Selling Stockholder, the number in this column represents such Selling Stockholder's pro rata portion of the aggregate number of shares of Common Stock registered hereby. No
    Selling Stockholder may acquire more than 4.99% of the Common Stock unless they give the Company at least 65 days notice of the waiver of such restrictions.

(3) Assumes sale of all shares offered hereby.


                           PLAN OF DISTRIBUTION
                           --------------------

    The Selling Stockholders may, from time to time, sell all or a portion of the shares of Common Stock (the "Shares") on the Nasdaq National Market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, (f) short sales and (g) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchasers of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling
Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus.


                                    19


    The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans.
If the Selling Stockholders engage in such transactions, the Conversion
Price may be affected. From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provision of their respective customer agreements with their brokers. Upon a default by the Selling
Stockholders, the broker may offer and sell the pledged Shares from time to time.

    The Company is required to pay all fees and expenses incident to the registration of the Shares, including fees and disbursements (not to exceed an aggregate of $10,000) of counsel to the Selling Stockholders. The
Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                      DESCRIPTION OF CAPITAL STOCK
                      ----------------------------

    As of the date of this Prospectus, the Company's authorized capital stock consists of 89,600,000 shares of Common Stock, par value $0.01 per share, and 5,400,000 shares of preferred stock, $0.01 per share. Pursuant to the Certificates of Designation for the Series A Preferred Stock (as defined below) and for the Series B Preferred Stock, 1,000 shares of Series
A Preferred Stock and 750 shares of Series B Preferred Stock, respectively, have been authorized for issuance. The description below is a summary of all material provisions of the Company's Common Stock and preferred stock.

Common Stock
------------
    The holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including elections of directors.
Except as otherwise required by law or as provided in any resolutions adopted by the Board with respect to the preferred stock of the Company, the holders of shares of Common Stock will exclusively possess all voting power.  Subject to the preferential rights, if any, of holders of any then outstanding preferred stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the
Company out of funds legally available therefor.  The terms of the Common
Stock do not grant to the holders thereof any preemptive, subscription, redemption, conversion or sinking fund rights.  Subject to the preferential rights of holders of any then outstanding preferred stock, the holders of
Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to stockholders in the event of the liquidation, dissolution or winding up of the Company.

    As of February 27, 1998, 53,831,046 shares of Common Stock were issued and outstanding, and 1,260,000 shares of Common Stock were reserved for issuance upon the exercise of certain outstanding warrants and approximately 6,230,102 shares were reserved for issuance pursuant to stock option plans and Employee Stock Purchase Plans.  The Company has issued to
Dow and Elan, warrants to purchase an aggregate of 1,260,000 shares of
Common Stock at prices ranging from $8.40 to $14.00 per share.  In connection with the Company's acquisition of an exclusive license from Dow,
CYTOGEN issued to Dow two warrants to purchase an aggregate of 260,000 shares of Common Stock at $12.50 per share.  The remaining warrant is held
by Elan.  See "Description of Capital Stock   Preferred Stock" for a
description of the Elan warrant.


                                   20


    The Certificate of Incorporation and Bylaws of the Company contain certain provisions which may have the effect of delaying, deferring, or preventing a change of control of the Company. See "Risk Factors Anti-takeover
Considerations". In addition, the Board generally has the authority, without further action by stockholders, to fix the relative powers, preferences, and rights of the unissued shares of preferred stock of the Company.
Provisions which could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption, or conversion rights, could be included in such preferred stock. For a description of certain rights which may also affect a change-in-control transaction, see
"Description of Capital Stock Preferred Stock."

Preferred Stock
---------------
    Pursuant to the Certificate of Incorporation, the Company has the
authority to issue up to 5,400,000 shares of preferred stock, $0.01 par value per share, in one or more series as determined by the Board of
Directors of the Company.  The Board of Directors of the Company may,
without further action by the stockholders of the Company, issue one or more series of preferred stock and fix the rights and preferences of such shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series.  Shares of any series of preferred stock of the Company may be represented by depositary shares evidenced by depositary receipts, each representing a fractional interest in a share of preferred stock of such series and deposited with a depository.  The use of this mechanism could increase the number of interests in preferred stock issued by the Company.  The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock issued by the Company in the future.  In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the
Company.

Series A Preferred Stock
------------------------
    Pursuant to the Certificate of Designations, Powers, Preferences and
Rights of the Series A Convertible and Exchangeable Preferred Stock (the
"Series A Certificate of Designation"), 1,000 shares of Series A Preferred
Stock (the "Series A Preferred Stock"), with a liquidation preference of
$5,000 per share, have been authorized for issuance.  Of these authorized shares, all have been issued and are outstanding.  All of the 1,000 shares of Series A Preferred Stock were purchased by Elan for $5.0 million in
September 1996.  The proceeds from the sale of the Series A Preferred
Stock, along with $5.0 million in proceeds from the sale of Common Stock to Elan were used to fund the formation of Targon Corporation, a majority-owned (99.75%) subsidiary of the Company.  Targon focuses exclusively on the rapid development, registration, manufacturing and commercialization of oncology products.

    The Series A Preferred Stock held by Elan could, at Elan's option be either (i) exchanged for a portion of the Company's interest in Targon which declines from 50% to 35%, depending on the time of the exchange, which exchange may not occur later than September 30, 2001 or (ii) converted into shares of Common Stock of CYTOGEN. On March 31, 1998, Elan exchanged the Series A Preferred Stock for a portion of the Company's interest in Targon. Elan is entitled through March 31, 2003 to exercise a warrant to purchase up to 1 million shares of CYTOGEN Common Stock, at an exercise price per share which escalates from $8.40 to $14 over the life of the warrant. Elan's right to convert the Series A Preferred Stock into shares of common stock of CYTOGEN expired on exercise of this exchange right. The Series A Preferred Stock is no longer outstanding.

Description of Series B Convertible Preferred Stock
---------------------------------------------------
    The 750 shares of Series B Preferred Stock were issued by the Company to the holders of Series B Preferred  Stock (the "Series B Holders") in the
Private Placement.  Each share of Series B Preferred Stock has a par value of $.01 per share and a stated value of $10,000 per share (the "Stated
Value").


                                   21


    Pursuant to the Certificate of Designation relating to the Series B
Preferred Stock (the "Series B Certificate of  Designation") the Series B
Holders are entitled to receive, when, as and if declared by the Board of Directors of the Company (the "Board of Directors"), out of funds legally available therefor, cumulative dividends at a rate of 6% of the Stated
Value per share per annum, payable, at the option of the Company, in cash or shares of Common Stock (subject to certain limitations). Dividends on the Series B Preferred Stock shall be deemed to accrue from the date of original issue of the Series B Preferred Stock, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Accrued dividends on the Series B Preferred Stock shall be paid on the date such Series B Preferred Stock is converted, but the Company shall have the option to pay dividends in cash or shares of Common Stock and more frequently as and when declared by the Board of Directors. The Series B
Certificate of Designation does not provide for a sinking fund.

    The Series B Certificate of Designation prohibits the repurchase by the Company of, or the payment or declaration of any dividends with respect to, any securities of the Company junior to or pari passu with the Series
B Preferred Stock (with certain exceptions).

    Except as may be required by law and except with respect to certain actions which may adversely affect the Series B Holders, the Series B
Holders are not entitled to vote on any matter submitted to a vote of stockholders of the Company.

    The Series B Preferred Stock ranks senior with respect to rights on liquidation, winding-up and dissolution of the Company to the Company's
Common Stock. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Series B Preferred Stock will be entitled to receive $10,000 per share, plus accrued and unpaid dividends, before any distribution is made on the common stock or any preferred stock of the Company ranking junior as to liquidation rights to the Series B
Preferred Stock.

    The Series B Holders have the right to convert shares  of Series B
Preferred Stock into common stock at a conversion price (the "Initial
Conversion Price") equal to the lesser of (a) $3.4575 and (b) at a discount of up to 15% of the average of four closing bid prices chosen by the Series
B Holders during the twenty-five trading days prior to notice of conversion, which discount is initially 5% and shall increase by 5% on the first day of the two months subsequent to the Original Issue Date of the Series B Preferred Stock. If, however, the average per share market value for the five day trading period immediately preceding the conversion date exceeds the Initial Conversion Price by 180%, then the conversion price otherwise applicable to such conversion shall be increased by an amount equal to 50% of the difference between the average per share market value for the five day trading period immediately preceding the conversion date and the Initial Conversion Price.

    The Conversion Price may be adjusted under certain circumstances, including the failure by the Company to file a registration statement with the Securities and Exchange Commission (the "Commission") for the underlying shares into which the Series B Preferred Stock is convertible, the failure of such registration statement to be declared effective by the Commission within certain time periods, suspension of trading of the Company's common stock or upon the occurrence of certain other events. If on the date of conversion, the conversion price then in effect would result in the number of shares issuable in connection with such conversion
(including the conversion shares issued in respect of payment of dividends) equalling or exceeding 20% of the number of shares of Common Stock outstanding on the Original Issue Date, the Company is, under certain circumstances, required to obtain the approval of a majority of shareholders to authorize such issuance. If such approval is not obtained certain penalties may apply. The Series B Holders have agreed that in no event shall any such Series B Holder be entitled to convert any shares of Series B Preferred Stock if the issuance of shares of Common Stock upon a proposed conversion, when the shares to be so issued are counted together with other shares of common stock beneficially owned by such Series B
Holder would result in a Series B Holder beneficially owning more than


                                  22


4.999% of the outstanding shares of Common Stock.

    The Series B Preferred Stock is convertible at the option of the Company three years from the Original Issue Date. All outstanding and unconverted shares of Series B Preferred Stock are redeemable on the third anniversary of the Original Issue Date at a price per share equal to the product of (1) the average per share market value for the five trading days immediately preceding (i) the third anniversary of the original issue date or (ii) the date of payment in full by the Company of the redemption price, whichever is greater, and (2) the Stated Value plus accrued but unpaid dividends not paid in Common Stock divided by the Conversion Price for the Series B Preferred Stock calculated on the third anniversary of the Original Issue Date.

Transfer Agent and Registrar
----------------------------
    Chase Mellon Shareholder Services, L.L.C. is the transfer agent and registrar for the Common Stock.

                             LEGAL OPINIONS
                             --------------

    The validity of the shares of Common Stock to which this Prospectus relates has been passed upon for the Company by Dewey Ballantine LLP, New
York, New York.

                                 EXPERTS
                                 -------

    The financial statements of CYTOGEN incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their report, have been audited by Arthur
Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.


                                    23


No dealer, salesman or other
person has been authorized to give any
information or to make representations
other than those contained in
this Prospectus, and, if given or                            6,250,000 Shares
made, such information or representa-
tions must not be relied upon as having                      CYTOGEN Corporation
been authorized by the Company or the
Selling Stockholders.  Neither the                           Common Stock
delivery of this Prospectus nor any
sale made hereunder shall, under any
circumstances, create an implication
that the information herein is correct
as of any time subsequent to its date.                        __________
This Prospectus does not constitute an
offer or solicitation by anyone in any                        PROSPECTUS
jurisdiction in which such offer                              __________
or solicitation is not authorized or in
which the person making such offer or
solicitation is not qualified to do so
or to anyone to whom it is unlawful to
make such offer or solicitation.

    TABLE OF CONTENTS
                                                               Page
Available Information . . . . . . . . . . . . . . . . . . . .   4
Information Incorporated
    by Reference. . . . . . . . . . . . . . . . . . . . . . .   5
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . .   5
Business of the Company . . . . . . . . . . . . . . . . . . .   16
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .   17
Selling Stockholders. . . . . . . . . . . . . . . . . . . . .   18
Plan of Distribution. . . . . . . . . . . . . . . . . . . . .   19
Description of Capital Stock. . . . . . . . . . . . . . . . .   20
Description of Series A
    Convertible Preferred Stock . . . . . . . . . . . . . . .   21
Description of Series B
    Convertible Preferred Stock . . . . . . . . . . . . . . .   21

Legal Opinions. . . . . . . . . . . . . . . . . . . . . . . .   23
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
     February      , 1998


                                   24


                                 PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS
                 --------------------------------------

Item 14.  Other Expenses of Issuance and Distribution

The estimated expenses in connection with this offering are as follows:

                                                  Amount
                                                to be Paid

SEC registration fee                             $  2,003
Nasdaq registration fee                            17,500
Legal fees and expenses (including
  Blue Sky fees and expenses)                      25,000
Accounting fees and expenses                        2,000
Miscellaneous                                       3,616
                                                 ----------
Total                                             $50,119

Item 15.  Indemnification of Directors and Officers

    The Delaware General Corporation Law (the "DGCL") provides for indemnification of directors, officers, employees and agents, subject to certain limitations (Delaware Code, Title 8 Section 145). Article VII of the Company's By-laws provides that expenses incurred by an officer or director of the Company in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of a final disposition of the action, suit or proceeding upon receipt by the Company of an undertaking by the officer or director that he or she will repay such expenses if it is ultimately determined that he or she is not entitled to indemnification under the DGCL.

    As permitted by Section 102 of the DGCL, the Company's Certificate of Incorporation contains provisions eliminating a director's personal liability for monetary damages to the Company and its stockholders arising from a breach of a director's fiduciary duty except for liability under
Section 174 of the DGCL or liability for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction by which the director derived an improper personal benefit. The Company has also entered into indemnification agreements with its directors and officers providing for indemnification and advancements of expenses to the fullest extent permitted under Delaware law.


                                   25


Item 16.  Exhibits and Financial Statement Schedules

No.
---

4.1      Certificate of Designation of 6% Convertible Preferred Stock,
         Series B (1)

5.1      Opinion of Dewey Ballantine LLP.

10.1     Convertible Preferred Stock Purchase Agreement by and between Cytogen
         Corporation and Southbrook International Investments, Ltd., Westover
         Investments, L.P., Montrose Investments, L.P., Heracles Fund, Themis
         Partners, L.P., and Brown Simpson Strategic Growth Fund, Ltd. (1)

10.2     Registration Rights Agreement by and between Cytogen Corporation and
         Southbrook International Investments, Ltd., Westover Investments,
         L.P., Montrose Investments, L.P., Heracles Fund, Themis Partners,
         L.P., and Brown Simpson Strategic Growth Fund, Ltd. (1)

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of Dewey Ballantine LLP (included in Exhibit 5.1)

                         --------------------

(1) Incorporated by reference to the Company's current report on Form 8-K filed on December 22, 1997.


Item 17.  Undertakings

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                                     26


    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities
Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the pospectus to provide such interim financial information.


                                     27


                                 SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on April 3, 1998.

                                  CYTOGEN CORPORATION

                                  By: /s/ John E. Bagalay, Jr.

                                  Name:  John E. Bagalay, Jr.
                                         President and Chief
                                         Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



Signature                             Title                                        Date
---------                             -----                                        ----

/s/  *                           Chairman of the Board                        April 3, 1998
------------------------
William C. Mills III

/s/ John E. Bagalay, Jr.         President and Chief Executive Officer,       April 3, 1998
------------------------         Chief Financial Officer and Director
John E. Bagalay, Jr.

/s/ Jane M. Maida                Chief Accounting Officer                     April 3, 1998
------------------------
Jane M. Maida

/s/ *                            Director                                     April 3, 1998
------------------------
Charles E. Austin

/s/ *                            Director                                     April 3, 1998
------------------------
Ronald J. Brenner

/s/ *                            Director                                     April 3, 1998
------------------------
James A. Grigsby

/s/ *                            Director                                     April 3, 1998
------------------------
Robert F. Hendrickson

/s/ *                            Director                                     April 3, 1998
------------------------
Thomas J. McKearn

/s/ *                            Director                                     April 3,1998
------------------------
Donald E. O'Neill


* /s/  Donald F. Crane, Jr.
---------------------------
Attorney-in-fact

                               EXHIBIT INDEX


Exhibit
Number                 Description                                      Page #
------                 -----------                                      ------
 5.1         Opinion of Dewey Ballantine LLP                              31

23.1         Consent of Arthur Andersen LLP                               33

23.2         Consent of Dewey Ballantine LLP (included in Exhibit 5.1)    31

24.1         Power of Attorney (included on the signature page hereto)    28

                              --------------------